EXHIBIT 99

                                  PRESS RELEASE


NEWS ABOUT                                        TANEYTOWN BANK
                                                  & TRUST COMPANY

FOR:     IMMEDIATE RELEASE                        CONTACT: MICHAEL K. WALSCH,
         May 20, 1998                             Executive Vice President/
                                                  Chief Operating Officer
                                                  410.876.3787 Or 410. 756.2655
                                                  www.taneytownbank.com


                        RESIGNATION OF FRANK W. NEUBAUER

Frank W. Neubauer, the President and Chief Executive Officer of Monocacy Bancshares, Inc. and of Taneytown Bank & Trust Company, today announced his resignation as President, CEO and a Director of each company, effective immediately. Mr. Neubauer said that he was leaving to pursue other opportunities. The Board of Directors accepted Mr. Neubauer's resignation.

The Board of Directors has appointed Eric E. Glass, a Bank Director since 1977 and the current Chairman of the Board of Directors, as acting Chief Executive Officer. Michael K. Walsch will continue his duties as Executive Vice President, Chief Operating Officer and Chief Financial Officer of the company continuing his current role in directing the day to day operations of the bank reporting to Eric E. Glass.

Mr. Glass stated, "since Mike Walsch has been a driving force in the banks tremendous success, I am confident that we will continue the level of service and performance that our bank has previously achieved."

In this interim capacity, Mr. Glass will work towards this smooth transition.

Taneytown Bank & Trust Company is a full service bank which operates eleven branches in Carroll, Howard, Baltimore and Adams (PA) Counties. Taneytown Bank Insurance Center is a division of the company that provides a full range of personal and commercial insurance products. The Bank also owns and operates TBT Insurance, Inc., a subsidiary offering Mutual Funds and Single Premium and IRA Annuities.

Taneytown Bank & Trust Company is a part of Monocacy Bancshares, Inc.